As filed with the Securities and Exchange Commission on February __, 2003

                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                         ELECTRONIC CLEARING HOUSE, INC.
             (Exact name of Registrant as specified in its charter)


                 NEVADA                                       93-0946274
       (State of incorporation)                            (I.R.S. Employer
                                                         Identification Number)

                               28001 DOROTHY DRIVE
                       AGOURA HILLS, CALIFORNIA 91301-2697
                                 (818) 706-8999
              (Address of Registrant's principal executive offices)

                             -----------------------

        ELECTRONIC CLEARING HOUSE, INC. 2003 INCENTIVE STOCK OPTION PLAN
                              (Full title of plan)

                                  JOEL M. BARRY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ELECTRONIC CLEARING HOUSE, INC.
                               28001 DOROTHY DRIVE
                       AGOURA HILLS, CALIFORNIA 91301-2697
                                 (818) 706-8999
            (Name, address and telephone number of agent for service)

                                 WITH A COPY TO:

                             R. Marshall Frost, Esq.
                                 General Counsel
                         Electronic Clearing House, Inc.
                               28001 Dorothy Drive
                       Agoura Hills, California 91301-2697
                                 (818) 706-8999

                                    CALCULATION OF REGISTRATION FEE
============================================================================================================
                                             PROPOSED MAXIMUM
TITLE OF SECURITIES  TO BE   AMOUNT TO BE   OFFERING PRICE PER       PROPOSED MAXIMUM           AMOUNT OF
REGISTERED                  REGISTERED (1)         SHARE         AGGREGATE OFFERING PRICE   REGISTRATION FEE
==========================  ==============  ===================  ========================  =================
Common Stock, $.01 par
  value per share (2)              900,000                  (3)  $              1,890,020  $          173.84
==========================  ==============  ===================  ========================  =================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction as well as an indeterminate number of additional securities that may become issuable as a result of terminated, expired or surrendered options.

(2) Includes associated rights to purchase Series A Junior Participating Preferred Stock pursuant to the terms of an Amended and Restated Rights Agreement, dated as of January 29, 2003 between the Registrant and OTR, Inc., as Rights agent.

(3) Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933 solely for the purpose of calculating the registration fee as follows: (i) in the case of shares of Common Stock, par value $.01 per share, of Registrant ("Common Stock") granted under the Electronic Clearing House, Inc. 2003 Incentive Stock Option Plan, the fee is calculated on the basis of the price at which such options may be exercised when vested (option to purchase 50,000 shares of Common Stock at $1.29 per share; options to purchase 116,000 shares at $1.30 per share; option to purchase 40,000 shares at $2.31 per share) and (ii) in the case of shares of Common Stock for which options have not yet been granted and the option price is therefore unknown, the fee is calculated in accordance with Rule 457(c).


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
                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Electronic Clearing House, Inc. (the "Registrant") with the Securities and Exchange Commission (File No. 0-15245) are incorporated herein by reference and made a part hereof:

     (a) Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

     (b) Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

     (c) Report on Form 8-K, dated October 7, 2002, filed with the SEC on October 17, 2002;

     (d) Report on Form 8-K, dated January 29, 2003, filed with the SEC on February 5, 2003; and

     (e) Registrant's Registration Statements on Form 8-A, filed on December 15, 1986 and February 10, 2003, containing a description of Registrant's common stock, par value $.01 per share (the "Common Stock") and the separate preferred share purchase rights, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (except for information furnished to the Securities and Exchange Commission under any form that permits the furnishing of information without being deemed to be "filed" for purposes of the Securities Exchange Act of 1934) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby has been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation, as amended, provides for indemnification of directors to the fullest extent provided by law. Section
78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed actions, suits or proceeding in which such a person is made a party by reason of such a person being or have been a director or officer of the Registrant. In the case of


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third party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation, and in the case of criminal actions, had reasonable cause to believe that the conduct was not unlawful, and, in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation, and in the case of criminal actions, had reasonable cause to believe that the conduct was not unlawful. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant maintains policies of insurance under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

4(a)     Specimen Common Stock Certificate (1)
4(b)     Electronic Clearing House, Inc. 2003 Incentive Stock Option Plan (2)
5 Opinion of R. Marshall Frost, Esq., General Counsel to the Registrant, as to the legality of the securities being registered.
23(a)    Consent of PricewaterhouseCoopers LLP
23(b)    Consent of  R. Marshall Frost (reference is made to Exhibit 5 herein)

---------------

(1) Filed as an Exhibit to Registrant's Form S-1, Amendment No. 3, effective November 13, 1990 and incorporated herein by reference.
(2) Filed with the Securities and Exchange Commission on January 2, 2003 as part of Registrant's definitive Proxy Statement for Registrant's annual meeting on February 3, 2003 and incorporated herein by reference.

ITEM 9.   UNDERTAKINGS.

     (a)  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that the undertakings set forth in paragraphs
               (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
               Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


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
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation, as amended, of the Registrant and the provisions of the Nevada law described under Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, State of California, on February 20, 2003.


                                        ELECTRONIC CLEARING HOUSE, INC.


                                        By: /s/ Joel M. Barry
                                           ----------------------------------
                                           Joel M. Barry, President and Chief
                                           Executive Officer (Principal
                                           Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

        SIGNATURE                              TITLE                                  DATE
        ---------                              -----                                  ----

/s/ Joel M. Barry            Chairman of the Board, President and Chief         February 20, 2003
---------------------------  Executive Officer (Principal Executive Officer)
Joel M. Barry

/s/ Alice L. Cheung          Treasurer and Chief Financial Officer (Principal   February 20, 2003
---------------------------  Financial and Accounting Officer)
Alice L. Cheung

/s/ Herbert L. Lucas, Jr.    Director                                           February 20, 2003
---------------------------
Herbert L. Lucas, Jr.

/s/ Carl R. Terzian          Director                                           February 20, 2003

---------------------------
Carl R. Terzian

/s/ Aristides W. Georgantas  Director                                           February 20, 2003
---------------------------
Aristides W. Georgantas


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